Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement Nos. 033-47073, 333-06061, 333-27561, 333-72715, 333-76697, 333-104490, 333-124503, 333-131466, 333-147397, 333-153925 and 333-154364 on Form S-8 of our reports dated November 24, 2009, relating to the financial statements and financial statement schedules of The Scotts Miracle-Gro Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new guidance regarding employers’ accounting for defined benefit pension and postretirement plans) and the effectiveness of The Scotts Miracle-Gro Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Scotts Miracle-Gro Company for the year ended September 30, 2009.
/s/ Deloitte & Touche LLP
Columbus, Ohio
November 24, 2009